Exhibit 10.14

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered effective as of July 1, 2005, between eLandia Solutions, Inc., a Delaware corporation, (the “Company”), whose principal place of business is 1500 Cordova Road, Suite 300, Fort Lauderdale, Florida 33316 and Harley L. Rollins, an individual (the “Executive”), whose address is 1561 NW 101 Way, Plantation, Florida 33322.

RECITALS:

A. The Company provides telecommunications design, sale and installation services (the “Business”).

B. The Executive has extensive experience in the industry and has extensive experience as Chief Financial Officer of companies whose securities are registered under the Securities Exchange Act of 1934, as amended.

C. The Company wishes to employ Executive.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and the Executive hereby agree as follows:

1. EMPLOYMENT. The Company hereby agrees to employ Executive and Executive hereby accepts such employment in his capacity of Chief Financial Officer, upon the terms and conditions hereinafter set forth. The Company may also direct Executive to perform such duties for other entities which are now or may in the future be affiliated with the Company (the “Affiliates”), subject to the limitation that Executive’s overall time commitment is comparable to similarly situated executives. Executive shall serve the Company and the Affiliates faithfully, diligently and to the best of his ability. Executive agrees during the Term (as hereinafter defined) of this Agreement to devote all of his full-time business efforts, attention, energy and skill to the performance of his employment to furthering the interest of Employer and the Affiliates. During the “Term” (including any renewals thereof) as defined herein Executive shall have such duties and responsibilities commensurate with said position.

2. COMPENSATION/BENEFITS.

a. Salary. Company shall pay Executive a base salary (the “Base Salary”), One Hundred Seventy-Five Thousand ($175,000) Dollars. Said salary shall be paid consistent with the Company’s payroll policies and procedures for all employees.

b. Performance Bonus. Executive may receive an annual bonus (“Bonus”) at the discretion of the Board of Directors, or pursuant to one or more written plans adopted by the board of directors of the Company.

c. Employee Benefits. The Executive shall be entitled to participate in all benefit programs of the Company currently existing or hereafter made available to executives and/or other executive employees, subject to the eligibility requirements, restrictions and limitations of any such programs, including, but not limited to, pension and other retirement plans, including any 401K Plan, group life insurance, dental, hospitalization, surgical and major medical coverage, sick leave, salary continuation, vacation and holidays, long-term disability and other fringe benefits.

d. Insurance/Insurance Policy Benefits.

(i) The Company shall provide dental, hospitalization, surgical and major medical coverage for the Executive and Executive’s family.

(ii) The Company agrees to obtain at its sole expense, and for the benefit of the Executive’s heirs, term insurance policies on the Executive in an amount equal to the annual base salary. In the event of termination, for any reason, the Executive shall be able to continue to coverage at his own expense.

e. Vacation. During each fiscal year of the Company, the Executive shall be entitled to four (4) weeks of vacation time to be utilized or paid for each year, or accrue and carry over into the following year.

f. Business Expense Reimbursement. The Executive shall be provided with Company credit cards, and the Executive shall be entitled to receive proper reimbursement for all reasonable, out-of-pocket expenses incurred.

g. Automobile and Telephone Expenses.

(i) The Executive shall receive an automobile allowance of Eight Hundred Dollars ($800) per month.

(ii) The Company shall provide the Executive with an automobile telephone and/or portable cellular telephone and pager.

3. TERM. The Term of employment hereunder will commence on the date hereof, and end five (5) years from the Effective Date (“Term”), unless terminated pursuant to Section 5 of this Agreement. The Term shall automatically renew (“Renewal Term”) for successive two (2) year terms, unless written notification is provided by either party no less than 120 days prior to the expiration of the Term.

4. DEATH, DISABILITY AND TERMINATION.

a. Death. In the event of the death of the Executive during the Term or of the Renewal Term of the Agreement, accrued salary, vacation and expense reimbursement shall be paid to the Executive’s designated beneficiary, or, in the absence of such designation, to the estate or other legal representative of the Executive. In the event that the Company shall not have obtained and maintained a life insurance policy that shall pay a year’s salary to the beneficiaries selected by Executive, then the Company shall continue to pay the salary of Executive to the Executive’s designated beneficiary, or, in the absence of such designation, to the estate or other legal representative of the Executive for a period of three (3) months from and after the date of death. Other death benefits will be determined in accordance with the terms of the Company’s benefit programs and plans.

b. Disability.

(i) In the event of the Executive’s disability, as hereinafter defined, the Executive shall be entitled to receive the Executive’s salary for a period, at the annual rate in effect immediately prior to the commencement of disability, of not less than three (3) months from the date on which the disability has deemed to occur as hereinafter provided below. Any amounts provided for in this Section 4(b) shall be offset by other long-term disability benefits provided to the Executive by the Company.

(ii) “Disability” for the purposes of this Agreement, shall be deemed to have occurred in the event (a) the Executive is unable by reason of sickness or accident to perform the Executive’s duties under this Agreement for a cumulative total of twelve (12) weeks within any one calendar year or (b) the Executive is unable to perform Executive’s duties for ninety (90) consecutive days or (c) the Executive has a guardian of the person or estate appointed by a court of competent jurisdiction. Termination due to disability shall be deemed to have occurred upon the first day of the month following the determination of disability as defined in the preceding sentence.

Anything herein to the contrary notwithstanding; if, following a termination of employment hereunder due to disability as provided in the preceding paragraph, the Executive becomes reemployed, whether as an Executive or a consultant, any salary, annual incentive payments or other benefits earned by the Executive from such employment shall offset any salary continuation due to the Executive hereunder commencing with the date of reemployment.

c. Termination by the Company for Cause.

(i) Nothing herein shall prevent the Company from terminating Employment for “Cause” as hereinafter defined. The Executive shall continue to receive salary only for the period ending with the date of such termination as provided in this Section 4(c). Any rights and benefits the Executive may have in respect of any other compensation shall be determined in accordance with the terms of such other compensation arrangements or such plans or programs.

(ii) “Cause” shall mean a determination in good faith by the board of directors of the Company that the Executive has (a) committed or participated in an injurious act of fraud, gross neglect, misrepresentation or embezzlement against the Company; or (b) committed or participated in any other injurious act or omission wantonly, willfully, recklessly or in a manner which was grossly negligent against the Company.

(iii) Notwithstanding anything else contained in this Agreement, this Agreement will not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a notice of termination stating that the Executive committed one of the types of conduct set forth in this Section 4(c) contained in this Agreement and specifying the particulars thereof and the Executive shall be given a thirty (30) day period to cure such conduct set forth in Section 4(c).

d. Termination by the Company Other than for Cause.

(i) The foregoing notwithstanding, the Company may terminate the Executive’s employment for whatever reason it deems appropriate; provided, however, that in the event such termination is not based on Cause, as provided in Section 4(c) above, or if Executive’s employment is terminated under Sections 4(f) or 4(g) hereto the Company shall continue to be obligated to pay to Executive his Salary for twelve (12) months and the Company shall waive any lapse provisions of stock options or restricted stock grants made theretofore by the Company that have vested.

(ii) In the event that the Executive’s employment with the Company is terminated pursuant to this Section 4(d) or Section 4(g), then Section 6 of this Agreement and all references thereto shall be inapplicable as to the Executive and the Company.

e. Voluntary Termination. In the event the Executive terminates the Executive’s employment on the Executive’s own volition (except as provided in Section 4(g)) prior to the expiration of the Term or Renewal Term of this Agreement, including any renewals thereof, such termination shall constitute a voluntary termination and in such event the Executive shall be limited to the same rights and benefits as provided in connection with Section 4(a).

f. INTENTIONALLY OMITTED.

g. Termination Following a Change of Control and Compensation Reduction.

(i) In the event that a “Change in Control,” as hereinafter defined, of the Company shall occur at any time during the Term or Renewal Term hereof, the Executive shall have the right to terminate the Executive’s employment under this Agreement upon thirty (30) days written notice given at any time within one (1) year after the occurrence of such event and such termination of the Executive’s employment with the Company pursuant to this Section 4(g)(i), then, in any such event such termination shall be deemed to be a Termination by the Company Other than for Cause and the Executive shall be entitled to such Compensation and Benefits as set forth in Subsection 4(d) of this Agreement.

(ii) For purposes of this Agreement, a “Change in Control”‘ of the Company shall mean a change in control (a) as set forth in Section 28OG of the Internal Revenue Code or (b) of a nature that would be required to be reported in response to Item I of the current report on Form 8K, as in effect on the date hereof pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the Exchange Act”).

5. INTENTIONALLY OMITTED.

6. Covenant Not to Compete. Executive acknowledges and recognizes the highly competitive nature of Company’s Business and the goodwill and business strategy of the Company, continued patronage constitute a substantial asset of the Company. Executive further acknowledges and recognizes that during the course of the Executive’s employment Executive will receive specific knowledge of Company’s Business, access to trade secrets and Confidential Information, as defined in Section 7, participate in business acquisitions corporation and decisions, and that it would be impossible for Executive to work for a competitor without using and divulging this valuable confidential information. That Executive acknowledges that

Company is without an adequate remedy at law in the event this covenant is violated. Executive further acknowledges that this covenant not to compete is an independent covenant within this Agreement. This covenant shall survive this Agreement and shall be treated as an independent covenant for the purposes of enforcement; provided, however, that the provisions of this Section 6 shall not apply if Executive’s employment is terminated without cause as provided in Section 4(c) above, or if Executive’s employment is terminated under Section 4(g) hereof. The Executive recognizes that the terms of this covenant are reasonable and necessary for the protection of the Company’s business because the value of Executive’s services will be enhanced by his association with Company. Accordingly, Executive agrees to the following:

a. that for a period of two (2) years after termination of the Executive’s employment under this Agreement or any renewal or extension thereof (the Restricted Period’), for whatever reason and anywhere within Miami-Dade, Broward, Palm Beach, Treasure Coast, and Daytona Beach County (the “Restricted Area”), Executive will not individually or in conjunction with others, directly engage in any Business Activities, whether as an officer, director, proprietor, employer, employee, partner independent contractor, investor (other than as a holder of less than five percent (5%) of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or otherwise.

b. that during the Restricted Period and within the Restricted Area, Executive will not, indirectly or directly, compete with the Company by soliciting, inducing or influencing any of the Company’s customers that have a business relationship with the Company at any time during the Restricted Period to discontinue or reduce the extent of such relationship with the Company.

c. That during the Restricted Period and within the Restricted Area, Executive will not (a) directly or indirectly recruit any employee of the Company to discontinue such employment relationship with the Company, or (b) employ or seek to employ, or cause to permit any business which competes directly or indirectly with the Business of the Company (the “Competitive Business”) to employ or seek to employ for any Competitive Business any person who is then (or was at any time within six (6) months prior to the date Executive or the Competitive Business employs of seeks to employ such person) employed by the Company.

d. That during the Restricted Period, Executive will not interfere with, disrupt attempt to disrupt any past or present relationship contractual or otherwise, between the Company and any Company’s employees.

e. The provision of paragraph 6 will not be in effect for any corporation or partnership Employer is a direct or indirect shareholder interest holder, and/or has entered into any kind of joint venture relationship or partnership with the Company.

7. Non-Disclosure of Confidential Information.

a. Executive acknowledges that the Company’s trade secrets, private or secret processes, methods and ideas, as they exist from time to time, patient fists and information concerning the Company’s services, business records and plans, inventions, acquisition strategy, price structure and pricing, discounts, costs, computer programs and listings, source code and/or subject code, copyright trademark proprietary information, formulae, protocols, forms, procedures, training methods, development technical information, know-how, show-how, new product and service development, advertising budgets, past, present or planned marketing, activities and procedures, method for operating the Company’s Business, credit and financial data concerning the Company’s customers, and marketing; advertising, promotional and sales strategies, sales presentations, research information, revenues, acquisitions, practices and plans and information which is embodied in written or otherwise recorded form, and other information of a confidential nature not known publicly or by other companies selling to the same markets and specifically including information which is mental, not physical (collectively, the “Confidential Information”) are valuable, special and unique assets of the Company, access to and knowledge of which have been provided to Executive by virtue of Executive’s association with the Company. In light of the highly competitive nature of the industry in which the Company’s business is conducted, Executive agrees that all Confidential Information, heretofore or in the future obtained by Executive as a result of Executive’s association with the Company shall be considered confidential.

b. The Executive agrees that the Executive shall (1) hold in confidence and not disclose or make available to any third party any such Confidential Information obtained directly or constructively from the Company, unless so authorized in writing by the Company; (2) exercise all reasonable efforts to prevent third parties from gaining access to the Confidential Information; (3) not use, directly or indirectly. the Confidential information in order to perform the Executive’s duties and responsibilities to the Company; (4) restrict the disclosure or availability of the Confidential Information to those who have read and understand this Agreement and who have a need to know the information in order to achieve the purposes of this Agreement without the prior consent of the Company; (5) not copy or modify any Confidential Information without prior written consent of the Company, provided, however, that such copy or modification of any Confidential Information does not include any modifications or copying which would otherwise prevent the Executive from performing his/her duties and responsibilities to the Company; (6) take such other protective measures as may be reasonably necessary to preserve the confidentiality of the Confidential Information; and (7) relinquish and require all of its employees to relinquish all rights it may have in any matter, such as drawings, documents, models, samples, photographs, patterns, templates, molds, tools or prototypes, which may contain, embody or make use of the Confidential Information; promptly delivery to the Company any such matter as the Company may direct at any time, and not retain any copies or other reproductions thereof

c. Executive further agrees (1) that Executive shall promptly disclose in writing to the Company all ideas, inventions, improvements and discoveries which may be conceived, made or acquired by Executive as the direct or indirect result of the disclosure by the Company of the Confidential Information to Executive; (2) that all such ideas, inventions, improvements and discoveries conceived, made or acquired by Executive, alone or with the assistance of others, relating to the Confidential Information in accordance with the provisions hereof and that Executive shall not acquire any intellectual property rights under this Agreement except the limited right to use set forth in this Agreement; (3) that Executive shall assist in the preparation and execution of all applications, assignments and other documents which the Company may deem necessary to obtain patents, copyrights and the like in the United States and in jurisdictions foreign thereto, and to otherwise protect the Company.

d. Excluded from the Confidential Information, and therefore not subject to the provisions of this Agreement, shall be any information which the Executive can show (1) at the time of disclosure, is in the public domain as evidenced by printed publications; (2) after the disclosure, enters the public domain by way of printed publication through no fault of the Executive; (3) by written documentation was in its possession at the time of disclosure and which was not acquired directly or indirectly from the Company; or (4) by written documentation was acquired, after disclosure, from a third party who did not receive it from the Company, and who had the right to disclose the information without any obligation to hold such information confidential. The foregoing exceptions shall apply only from and after the date that the information becomes generally available to the public or is disclosed to the Executive by a third party, respectively. Specific information shall not be deemed to be within the foregoing exceptions merely because it is embraced by more general information in the public domain. Additionally, any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain. If the Executive intends to avail himself/herself of any of the foregoing exceptions, the Executive shall notify the Company in writing of his/her intention to do so and the basis for claiming the exception.

e. Upon written request of the Company, Executive shall return to the Company all written materials containing the Confidential Information. Executive shall also deliver to the Company written statements signed by Executive certifying all materials have been returned within five (5) days of receipt of the request.

8. AMENDMENTS. This Agreement shall not be modified or amended except by written agreement duly executed by the parties hereto.

9. HEADINGS. All sections and descriptive headings of this Agreement are inserted for convenience only, and shall not affect the construction or interpretation hereof.

10. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute on e and the same instrument.

11. ENTIRE AGREEMENT. This Agreement hereto constitutes the entire understanding between the parties. Nothing in this Agreement will prevent or restrict Executive from serving on the Board of Directors of public or private companies and receive compensation from such service.

12. GOVERNING LAW. This Agreement is to be construed and enforced according to the laws of the State of Florida.

13. CONSTRUCTION. This Agreement shall not be construed more strictly against one party than the other, merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Company and Executive have contributed substantially and materially to the negotiation and preparation of this Agreement.

14. VENUE. Venue in any action arising from this Agreement shall be in Broward County, Florida.

15. SEVERABILITY. Inapplicability or unenforceability of any provision of this Agreement shall not limit or impair the operation or validity of any other provision of this Agreement or any such other instrument.

16. NON-ASSIGNABILITY. This Agreement is personal in nature and not assignable by any party hereto.

17. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties, its’ successors, transferees and assigns.

18. CONSTRUCTION. In construing this Agreement, the singular shall include the plural and the plural shall include the singular, and the use of any gender shall include every other and all genders.

[Signatures Begin on Following Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written in Broward County, Florida.

eLandia Solutions, Inc.

By:
Name:
Its:

EXECUTIVE

By:
Harley L. Rollins